Exhibit 10.1
            TERM SHEET BETWEEN THE COMPANY AND BRASADA RESOURCES LLC.



February 15, 2006

Mr. Dennis B. Tower, CEO
Brasada Resources LLC
P.O. Box 2701
Bakersfield, CA 93303


Dear Mr. Tower:

We are pleased to submit this binding Term Sheet (the "Term Sheet") whereby Tompkins Capital Group, or its affiliates ("TCG"), will assist the corporate successor in interest to Brasada Resources LLC ("Brasada"), and a US publicly traded company, Foothills Resources, Inc. ("Foothills"), in connection with a merger and a PPO (as defined herein) and related transactions ("Transactions"). We agree that this Term Sheet supersedes and replaces any and all prior oral and/or written agreements between the parties on the subject matter hereof.

   Item             Description
------------------  --------------------------------------------------------

1.   Structure:

                    Foothills, a publicly traded company currently listed on the NASD OTC Bulletin Board together with its wholly owned acquisition subsidiary will enter into a merger with Brasada, the form of which shall qualify as a tax free reorganization under the Internal Revenue Code (the "Merger") in exchange for shares of Foothills common stock ("Common Stock") with an anticipated closing date on or before March 31, 2006 (the "Closing Date"). Following the Closing Date, Foothills will change its name to such other alternate name as shall be determined by Brasada. As used in this Term Sheet, any references to Foothills after the Closing Date shall mean Brasada or such other alternate name as shall be determined by Brasada.

                    On the Closing Date, Foothills shall have closed on the private placement offering of Common Stock, as defined below, which may include finders' fee agreements for services relating to the offering and Foothills shall have adopted a Two Million (2,000,000) share Common Stock employee stock option plan ("ESOP"). The above-described transactions will hereinafter be referred to as the "Transaction" or "Transactions."

2.  Merger Agreement:

                    The definitive merger agreement among Foothills, Brasada and the acquisition subsidiary (the "Merger Agreement") will contain customary representations and warranties for a transaction of this type reasonably satisfactory to Brasada, including representations, warranties and covenants to Brasada that on the date of the Merger Agreement and on the Closing Date, Foothills and the acquisition subsidiary, as applicable:

   Item             Description
------------------  --------------------------------------------------------

                    (a) is a US corporation in good standing whose shares are registered under the Securities Exchange Act of 1934 and are presently eligible for quotation on the NASD OTC Bulletin Board;

                    (b) has complied with all applicable material federal and state securities laws and regulations, including being current in all of its reporting obligations under federal securities laws and regulations;

                    (c) has not, and the past and present officers, directors and affiliates of Foothills have not, been the subject of, nor does any officer or director of Foothills have any reason to believe that Foothills or any of its officers, directors or affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws;

                    (d) has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation;

                    (e) has not, and the past and present officers, directors and affiliates of Foothills have not, been the subject of, nor does any officer or director of Foothills have any reason to believe that Foothills or any of its officers, directors or affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity;

                    (f) will discontinue all of its business operations without any material adverse effect upon Foothills, and Foothills has no material liabilities, contingent or otherwise in any way related to any such business operations; and

                    (g) does not, on the Closing Date, have any liabilities, contingent or otherwise, including but not limited to notes payable and accounts payable, and is not a party to any executory agreements.

                    The Merger Agreement will contain customary indemnification provisions to secure breaches of representations and warranties reasonably satisfactory to the parties. Such provisions shall provide, among other things, that the stockholders of Brasada as of the day of execution of this Term Sheet shall initially receive in the Merger ninety five percent (95%) of the shares to which such stockholder is entitled, with the remaining five percent (5%) of such shares being held in escrow for two (2) years to satisfy post Closing claims for indemnification by Foothills. The Merger Agreement will also contain a provision providing for a post-Closing share adjustment against which claims for indemnity may be made by the stockholders of Brasada. Pursuant to the provision, 2,000,000 shares of Common Stock will be issued by Foothills and held in escrow and released to the stockholders of Brasada during the two (2) year period following the Closing Date for breaches of representations and warranties made by Foothills in the Merger Agreement which result in third party claims (the "Escrowed Shares"). In the event no breaches of

   Item             Description
------------------- --------------------------------------------------------

                    representations and warranties involving third party claims arise within the two (2) year period, the Escrowed Shares will be cancelled. These post-Closing share adjustment mechanisms shall be the sole source of security against which claims for indemnity may be made by the parties.

3.  Private  Placement  Offering,
Foothills  Debentures  and Bridge
Financing:

                    The terms of the Seven Million Dollar ($7,000,000) private placement offering will consist of 8,750,000 "Units", offered pursuant to Regulation D of the Securities Act and any and all applicable state securities laws, each Unit comprised of: (i) one (1) share of Common Stock at $0.80 per share, and (ii) one (1) warrant to purchase Common Stock at $1.25 per share for five (5) years for every four (4) Units purchased (the "Warrants") in the offering (the "PPO").

                    In addition, Foothills shall offer and sell up to Two Million Five Hundred Thousand Dollars ($2,500,000) principal amount of its debentures ("Foothills Debentures") to a limited number of sophisticated investors pursuant to Regulation D. The Foothills Debentures will be unsecured, will bear interest at the rate of nine percent (9%) per annum, which interest shall begin to accrue commencing 120 days from issuance, and will be for a term of three years. The Foothills Debentures will be payable in consecutive monthly installments of principal and interest, commencing 120 days from the date of their issuance. The Foothills Debentures will become convertible and will automatically convert, as to their outstanding principal amount, into Units upon the simultaneous closing of the Merger and the PPO. In addition, the Foothills Debentures will become convertible, at the option of the holder, seventy (70) days after the earlier of (i) termination of the Exclusivity Period, if the Closing shall not have occurred by such date or (ii) the date of termination or abandonment of the Transactions prior to the end of the Exclusivity Period. The Foothills Debentures will convert into Units at a conversion price equal to the price per Unit in the PPO.

                    Subject to a "use of proceeds", Foothills shall use the $2,500,000 of the proceeds derived from its issuance of the Foothills Debentures to provide bridge financing ("Bridge Financing") to Brasada to enable it to meet specific working capital requirements to be defined and agreed upon by Brasada and Foothills.

                    The Bridge Financing will be evidenced by a Bridge Note ("Bridge Note") and related documents. The Bridge Note will be for a term of one hundred and twenty (120) days from the closing of the Bridge Financing (the "Due Date"), and will bear interest at the rate of nine percent (9%) per annum. The Bridge Note will be secured by a perfected security interest and first lien on all of the assets of Brasada and all of its subsidiaries, as well as by the deposit into escrow of (i) shares representing the entire equity interest of each of Brasada's subsidiaries (the "Subsidiary Shares") and (ii) such number of shares (the "Bridge Escrow Shares") as shall equal fifty one percent (51%) of the issued and

   Item              Description
------------------  --------------------------------------------------------

                    outstanding common stock of Brasada. Gottbetter & Partners, LLP ("G&P)" shall serve as escrow agent with respect to the Bridge Escrow Shares and the Subsidiary Shares. The security interest will be released, and the Bridge Escrow Shares and the Subsidiary Shares will be released from Escrow, upon the repayment in full of the Bridge Note, it being understood that the Closing of the Merger shall be deemed to constitute such repayment in full.

                    Brasada will begin making consecutive monthly interest only payments on the Bridge Note of accrued interest commencing thirty (30) days from the closing of the Bridge Note through the Due Date, at which time Brasada shall repay the unpaid principal amount of the Bridge Note, together with accrued and unpaid interest; provided, that upon the closing of the Merger, all amounts outstanding under the Bridge Note shall be forgiven, and the Bridge Note shall be deemed repaid in full.

                    Upon the occurrence of an event of default under the Bridge Note, including but not limited to any failure to consummate the Merger prior to the Due Date, the interest rate on the Bridge Note shall increase to fifteen percent (15%) per annum, and Foothills shall be entitled to (i) foreclose on the security interest and (ii) be delivered the Bridge Escrow Shares and the Subsidiary Shares by G&P.

4. Finders' Fees

                    Foothills agrees to pay a cash fee of up to five percent (5%) of the gross proceeds received from the PPO at Closing to persons who make introductions of offerrees to the PPO ("Cash Finders' Fee"). It is contemplated that the parties and any finder will agree to execute a separate agreement in accordance with customary industry terms and conditions reasonably satisfactory to Brasada which reflects the aforementioned agreement. The parties acknowledge that GEM Advisors, Inc has provided valuable services in connection with the Transactions and that GEM shall be paid a finder's fee in the form of Five Hundred Thousand (500,000) newly issued shares of Common Stock to be issued upon Closing (the "Finder's Fee Shares"). It is contemplated that Brasada, Foothills and GEM will agree to execute a separate agreement in accordance with customary industry terms and conditions which reflects the aforementioned agreement.

5.  Consideration:
                    In consideration for the Merger, the shareholders of Brasada shall receive in the aggregate Eighteen Million (18,000,000) shares of Common Stock of Foothills in exchange for all the outstanding shares of capital stock of Brasada. The shares of Common Stock of Foothills received by the stockholders of Brasada shall represent forty five percent (45.0%) ownership of the shares of Common Stock of Foothills on a fully diluted basis after giving effect to the Merger and the shares issued in the PPO, but not including the Warrants in the PPO, the Finder's Fee Shares or the shares granted under the ESOP.

                    The investors in the PPO will own 8,750,000 shares of Common Stock of Foothills representing 21.9% of the shares of Common Stock of Foothills on a fully diluted basis after giving effect to the Merger and the shares issued in the PPO, but not including the Warrants in the PPO, the Finder's Fee Shares or the shares granted under the ESOP.

   Item             Description
------------------  --------------------------------------------------------

                    In consideration for the Merger, the stockholders of Foothills will retain 13,250,000 shares of Common Stock of Foothills representing 33.1% of the shares of Common Stock of Foothills on a fully diluted basis after giving effect to the Merger and the shares issued in the PPO, but not including the Warrants in the PPO, the Finder's Fee Shares or the shares granted under the ESOP.

                    Subject to the cancellation of the Escrowed Shares, as provided above, the total shares of Common Stock of Foothills outstanding after giving effect to the Transactions on a fully diluted basis will be 44,687,500

6. Financial Statements of
Brasada:

                    On or prior to the Closing Date, Brasada shall provide any such audited or unaudited financial statements as may be required under applicable U.S. Securities Exchange Commission ("SEC") regulations for inclusion of such statements in Foothills' SEC and other filings. An SEC "peer reviewed" auditor shall undertake all audit work for Brasada and all costs thereof shall be born exclusively by Brasada.

7. Signing Date:
                    The definitive merger agreement (the "Merger Agreement") must be signed on or before the last day of the Exclusivity Period (hereinafter defined). The Merger Agreement shall contain such terms and provisions as shall be mutually agreed upon between Brasada and Foothills consistent with the provisions of this Term Sheet.

8.  Board of Directors:
                    Immediately following the Closing Date, the Board of Directors shall consist of five (5) members. On the Closing Date, all of the current officers and directors of Foothills shall resign and, simultaneously therewith, appoint a new Board of Directors and such executive officers as shall be determined solely by Brasada. Foothills shall have the right to appoint one (1) member of the five new members of the Board of Directors.

9.  Restriction on Sale:
                    All securities issued pursuant to the Merger will be "restricted" stock subject to all applicable re-sale restrictions specified by federal and state securities laws. Following the closing of the PPO, all officers and directors of Foothills shall be subject to such additional restrictions on their ability to pledge, sell, hypothecate or otherwise transfer their Foothills securities as shall be set forth in the Confidential Offering Memorandum relating to the PPO.

10.  Conditions to
Closing:

                    The Merger shall include certain closing conditions including the following: (i) consummation of all required definitive instruments and agreements, including, but not limited to, the Merger Agreement; (ii) obtaining all necessary board, shareholder and third party consents; (iii) satisfactory completion by Foothills and Brasada of all necessary technical and legal due diligence; and (iv) the completion of the offer and sale of the PPO.

   Item             Description
------------------  --------------------------------------------------------
11.  Pre-Closing
Covenants:
                    Foothills and Brasada shall each cooperate with each other and use their reasonable efforts to execute and deliver the Merger Agreement as soon as possible and to thereafter satisfy each of the conditions to closing specified therein.

12.  Other Agreements

                    Each of Dennis B. Tower, W. Kirk Bosche and John L. Moran shall have employment agreements under terms and conditions reasonably and mutually satisfactory to Brasada, Foothills and Tower, Bosche and Moran, as applicable.

13.  Closing Costs:

                    All fees and expenses relating to the Transactions, including but not limited to legal and accounting fees, will be payable at or before Closing in accordance with the terms of the agreements related to such costs. The Parties acknowledge and understand that G&P has been engaged by Foothills to serve as its securities counsel ("G&P Retainer") prior to the Closing Date and that fees and expenses of G&P and its vendors and contractors, whether or not incurred by Foothills, will be payable at and from Closing.

14.  Exclusivity:

                    From and after the date of execution of this Term Sheet and during a period of one hundred twenty (120) days thereafter (the "Exclusivity Period"), Brasada hereby agrees that it will not issue, or enter into any commitments or agreements to issue, any securities of Brasada, other than as expressly contemplated by this Term Sheet, enter into any agreement or consummate any transaction with any third party, in whatever form (including, without limitation, joint venture, sale, license, distribution agreement, etc.) or enter into any other transaction that would preclude the consummation of the Merger Agreement consistent with the terms set forth in this Term Sheet and Foothills, TCG and their affiliates hereby agree that they will not discuss, enter into or consummate with any third party any transaction with a business entity engaged in the same lines of business as Brasada during the Exclusivity Period. In addition, Brasada shall ensure that during the Exclusivity Period the Brasada shareholders will not sell, hypothecate or otherwise transfer, any of their Brasada securities, or enter into any commitments or agreements to so transfer. It is acknowledged and agreed that Foothills and Brasada will incur significant legal and other costs and expenses in connection with the negotiation of the Transaction and certain related due diligence activities.

15.  Use of Proceeds

                    Foothills shall receive the gross proceeds from the PPO, less any Cash Finders' Fees and the legal and accounting fees of Foothills, as set forth herein. $1,000,000 of the gross proceeds will be utilized for an investor relations program approved by Foothills, Brasada and TCG and the balance of the gross proceeds will be used for general working capital purposes; provided, however, that $2,500,000 of such gross proceeds shall be used to provide the Bridge Financing, as provided in Section 3 of this Term Sheet.

16.  Termination  and  Effects of
Termination
                    The obligations of Brasada and TCG to each other under this Term Sheet shall terminate upon the first to occur of (x) the expiration of the Exclusivity Period or (y) the execution and delivery of a Merger Agreement among Brasada, Foothills and the acquisition subsidiary, provided that the provisions and obligations of the parties created by Sections 17, 18, and 19 shall survive the termination of this Term Sheet in any event.

   Item             Description
------------------  --------------------------------------------------------
17.  Governing  Law  and
Jurisdiction

                    This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts or choice of laws thereof. The Parties consent to the nonexclusive jurisdiction of the state and federal courts located in the State of New York, and the County of New York, and hereby waive any defense to such jurisdiction, including any defense based on venue or inconvenient forum.

18.  Confidentiality
                    Each of the parties to this Term Sheet agrees to maintain the confidentiality of the terms of this Term Sheet and the Transaction, and not to use any information it may learn about the other party for any purpose other than to consummate the Transaction. Further, no disclosure of any information concerning this Term Sheet, the Transaction or any confidential information of the delivering party bearing a label "confidential" or any similar marking shall be disclosed to any other person unless and until such person shall have first executed and delivered a written confidentiality agreement by which such person agrees to hold in confidence all such confidential information (unless by operation of law or pre-existing agreement, such person is already bound by such confidentiality obligations.

19.  Notices
                    Any notices desired, required or permitted to be given hereunder shall be delivered personally or mailed, certified or registered mail, return receipt requested, or delivered by overnight courier service, to the following addresses, or such other addresses as shall be given by notice delivered hereunder, and shall be deemed to have been given upon delivery, if delivered personally, four (4) days after mailing, if mailed, or one (1) business day after timely delivery to the overnight courier service, if delivered by overnight courier service: (i) if to TCG, to 802 Grand Pavillion, 1st Fl., P.O. Box 30543 SMB, Grand Cayman, Cayman Islands, BWI, Attention: Mr. Mark Tompkins, (ii) if to Brasada, to the address first written above, with a copy to McGuireWoods LLP, 1345 Avenue of the Americas, 7th Floor, New York, New York 10105, Attention: Louis W. Zehil, Esq. and Mr. Kirk Bosche, 14619 Carols Way Drive, Houston, Texas 77070; and (iii) if to Foothills, to Candiana Lodge, Wellfield C1, Coads Green, Launceston, Cornwall, England,
                    Attention: J. Earl Terris with a copy to Gottbetter & Partners, LLP, 488 Madison Ave., 12th Fl., New York, NY 10022, Attention: Adam S. Gottbetter, Esq.


20.   Registration
                    Promptly, but no later than one hundred twenty (120) calendar days after the Closing Date of the Merger, Brasada shall file a registration statement (on Form SB-2, or similar form) with the SEC covering the shares of Common Stock issued in connection with the PPO (including the shares of Common Stock underlying the Warrants) (the "Registration Statement"). Brasada shall use its best efforts to ensure that such Registration Statement is declared effective within one hundred twenty (120) calendar days of filing with the SEC. There shall be customary penalties if Brasada is late in filing the Registration

   Item             Description
------------------  --------------------------------------------------------

                    Statement or if the Registration Statement is not declared effective within one hundred twenty (120) days of filing with the SEC. Brasada shall keep the Registration Statement "Evergreen" for two (2) years from the date it is declared effective by the SEC or until Rule 144(k) of the Securities Act of 1933, as amended, is available to the PPO investors with respect to all of their shares, whichever is earlier.


                    [Signature Page to Immediately Follow]

         This Term Sheet sets forth the principal terms of the Transaction and constitutes a binding contract on the part of the parties hereto, including but not limited to the covenant of the parties set forth above in the paragraph titled "Exclusivity". Any other binding obligation of Brasada or Foothills with respect to the Transaction not set forth herein shall be subject to the execution and delivery of the definitive Merger Agreement and related
Transaction documentation. This Term Sheet may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. In the event that any signature is delivered by facsimile transmission, such signature shall created a valid and binding obligation of the party executing the same with the same force and effect as if such facsimile signature page was an original thereof.

           Please do not hesitate to contact me to discuss the terms of the proposed Transaction or to respond to any questions that may arise with respect to this Term Sheet. We look forward to working with you to complete the Transaction successfully and expeditiously. If the foregoing correctly sets forth your understanding, please evidence your agreement to this Term Sheet by executing a copy of this Term Sheet in the space set forth below.



AGREED TO AND ACCEPTED:

As of this 15th day of February, 2006



Foothills Resources, Inc.


By:  _________________________


Name:    Mr. J. Earl Terris


Tompkins Capital Group


              By: __________________________
              Name:   Mr. Mark Tompkins
              Title:       President

Brasada Resources LLC


              By: __________________________
              Name:      Mr. Dennis B. Tower
              Title:     Chief Executive Officer